Exhibit 99.1

National & Retail Trades and First Call

For release: November 30, 2006 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES
INCREASE OF 3.7 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – November 30, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended November 25, 2006 increased 12.4 percent over the four-week period ended November 26, 2005. On a comparable store basis, sales increased 3.7 percent.

For the 43 weeks ended November 25, 2006, total sales were up 15.1 percent while comparable store sales increased 6.4 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “November’s performance was at the high end of our comparable store sales guidance of 2 percent to 4 percent for the fourth quarter.  We were pleased with our performance over the Thanksgiving weekend. We have a strong marketing calendar and are well-positioned from an inventory perspective to capture market share in December.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc.	This Year
	November 25,	November 26,	All	Comp
	2006	2005	Stores	Stores

November	$ 1,678.3	$ 1,493.7	12.4%	3.7%
Year-To-Date	$ 11,791.7	$ 10,244.0	15.1%	6.4%

On November 25, 2006, the Company operated 817 stores in 45 states, compared with 732 in 41 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EST on Thursday, November 30 until 8:30 PM EST on Friday, December 1).  The dial-in number for the replay is (719) 457-0820, and the pass code is 3462373.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464